Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of August 5, 2015 by and between Epizyme, Inc. (the “Company”), and Robert J. Gould (together, the “Parties”).

WHEREAS, concurrent with the execution of this Agreement, Dr. Gould has delivered to the Company his resignation from his positions as President and Chief Executive Officer of the Company, effective September 10, 2015;

WHEREAS, the Company desires to engage Dr. Gould as a consultant to the Company following the effectiveness of his resignation; and

WHEREAS, Dr. Gould has agreed to provide such services pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services To Be Performed. Commencing upon September 10, 2015, (the “Effective Date”) and continuing for the duration of the Consultation Period (as defined below), Dr. Gould agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company (the “Services”). The Consultant agrees to devote up to (i) 1.5 days per week to the performance of the Services for the period beginning on the Effective Date and ending on December 31, 2015 and (ii) 0.5 days per week to the performance of the Services for the balance of the Consultation Period. Dr. Gould agrees to use his best efforts in the performance of the Services and agrees to cooperate with the Company’s personnel, not to interfere with the conduct of the Company’s business, and to observe all Company rules, regulations and security requirements with respect to the safety and safeguarding of persons and property.

2. Term. This Agreement shall commence upon the Effective Date and shall continue until the first anniversary of the Effective Date (such period, as it may be extended upon mutual agreement of the parties, being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 5.

3. Consulting Benefits. The Company will provide Dr. Gould with the payments and benefits set forth below (the “Consulting Benefits”).

a. Fees. The Company will pay Dr. Gould during the Consultation Period fees at a rate of $41,666 per month (the “Fees”), which Fees shall be (i) reduced by all applicable taxes and withholdings as determined by the Company in its sole discretion, (ii) paid to Dr. Gould in accordance with the Company’s regular payroll practices and (iii) subject to a pro rata adjustment for any partial calendar month. Notwithstanding the foregoing, the Company shall not pay any Fees to Dr. Gould earlier than the date eight (8) days after Dr. Gould’s timely execution, return and non-revocation of the Release of Claims attached hereto as Exhibit A (the “Release of Claims”).

b. Bonus. At the time that the Company regularly pays out management bonuses for 2015, the Company shall pay to Dr. Gould a bonus payment of $175,000. Such bonus payment shall be paid to Dr. Gould in a lump sum payment, less all applicable taxes and withholdings as determined by the Company in its sole discretion. Upon the Effective Date, Dr. Gould shall cease to be eligible for any bonus under his offer letter with the Company dated April 13, 2013 or otherwise. Notwithstanding the foregoing, the Company shall not pay any bonus to Dr. Gould under this Section 3(b) earlier than the date eight (8) days after Dr. Gould’s timely execution, return and non-revocation of the Release of Claims.

c. COBRA. Dr. Gould’s current coverage under the Company’s group medical insurance plan will end on the Effective Date. Provided that Dr. Gould elects to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the Company shall continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, during the Consultation Period. The remaining balance of any premium costs, and all premium costs after the Consultation Period, shall be paid by Dr. Gould on a monthly basis for as long as, and to the extent that, Dr. Gould remains eligible for COBRA continuation. Dr. Gould should consult the COBRA materials to be provided by the Company for details regarding these benefits. Notwithstanding the foregoing, the Company shall not make any payments to Dr. Gould under this Section 3(c) earlier than the date eight (8) days after Dr. Gould’s timely execution, return and non-revocation of the Release of Claims.

d. Stock Options. Dr. Gould and the Company hereby agree that, notwithstanding any term of any outstanding stock option held by Dr. Gould as of the date hereof (the “Options”), (i) the Options shall cease vesting no later than February 15, 2016 such that any Options that are not vested as of February 15, 2016 shall be terminated and cancelled as of such date and (ii) Dr. Gould’s right to exercise the Options will terminate three months after the earlier to occur of the date Dr. Gould ceases to be an “Eligible Participant” (as defined in the Options) and the date of the Company’s 2016 Annual Meeting of Stockholders, provided that in the case of clause (ii) the Options may not be exercised after the Final Exercise Date (as defined in the Options) or at all if, under the terms of the Options, Dr. Gould’s rights to exercise the Options would have otherwise terminated immediately.

e. Reimbursement of Expenses. The Company shall reimburse Dr. Gould for all reasonable and necessary travel expenses incurred or paid by Dr. Gould in connection with, or related to, the performance of the Services under this Agreement. Dr. Gould shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to Dr. Gould amounts shown on each such statement within 30 days after receipt thereof.

f. No Additional Consulting Benefits. Dr. Gould agrees that he shall provide the Services in exchange for the Consulting Benefits described in this Section 3 and that he is not entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company or any other consideration or benefits from the Company for the performance of the Services.

4. Independent Contractor. It is the express intention of the parties to this Agreement that Dr. Gould shall be an independent contractor and not an employee, agent, joint venturer or partner of the Company for any purposes whatsoever.

a. Performance of Services. Dr. Gould shall have the right to control and determine the methods, manner and means of performing the Services. In performing the Services, the amount of time devoted by Dr. Gould on any given day will be entirely within Dr. Gould’s control, and the Company will rely on Dr. Gould to put in the amount of time as is necessary to fulfill the requirements of this Agreement. Dr. Gould will provide all equipment and supplies required to perform the Services.

b. Non-Exclusivity. Dr. Gould retains the right to contract with other companies or entities for his consulting services without restriction, provided, however, that Dr. Gould remains in compliance with the terms of the Employee Confidentiality and Assignment of Inventions Agreement and the Non-Competition and Non-Solicitation Agreement that he previously executed for the benefit of the Company and which remain in full force and effect. Likewise, the Company retains a reciprocal right to contract with other companies and/or individuals for consulting services without restriction.

c. Scope of Authority. Dr. Gould is not authorized to transact business, incur obligations, sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of the Company or any of the Company’s related or affiliated entities, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of the Company or any of the Company’s related or affiliated entities with respect to any matter, except as expressly authorized in a writing signed by an authorized representative of the Company. Dr. Gould shall not use the Company’s trade names, trademarks, service names or servicemarks without the prior approval of the Company.

5. Termination. This Agreement may be terminated by either Party prior to September 10, 2016 upon written notice to the other Party. If the Company terminates this Agreement without Cause, Dr. Gould shall continue to receive the Consulting Benefits described in Section 3 above for the remainder of the original Consultation Period. If the Company terminates this Agreement with Cause, if Dr. Gould terminates this Agreement for any reason or if Dr. Gould (A) fails to sign the Release of Claims by the close of business on September 10, 2015 or (B) effectively revokes the Release of Claims, the Company shall have no further obligation to pay the Consulting Benefits as of the date that the Agreement is terminated. For purposes of this Agreement, “Cause” means any of: (a) Dr. Gould’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Company that Dr. Gould has (i) engaged in dishonesty, willful misconduct or gross negligence, (ii) breached or threatened to breach the terms of any restrictive covenants or confidentiality agreement or any similar agreement with the Company, (iii) violated Company policies or procedures, and/or (iv) failed to perform the Services to the Company’s satisfaction, following notice of such failure by the Company and a period of 15 days to cure.

6. Invention, Non-Disclosure, Non-Competition and Non-Solicitation Obligations. Dr. Gould acknowledges and reaffirms his obligations set forth in the Employee Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement previously executed for the benefit of the Company, which obligations shall remain in full force and effect during the Consultation Period as if Dr. Gould were an employee of the Company under such agreements.

7. Other Agreements. Dr. Gould hereby represents that, except as Dr. Gould has disclosed in writing to the Company, Dr. Gould is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. Dr. Gould further represents that his performance of all the terms of this Agreement and the performance of the Services as a consultant of the Company do not and will not breach any agreement with any third party to which Dr. Gould is a party (including without limitation any nondisclosure or non-competition agreement), and that Dr. Gould will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

8. Warranties. Dr. Gould will assume sole responsibility for his/her compliance with applicable federal and state laws and regulations, and shall rely exclusively upon his/her own determination, or that of his/her legal advisers, that the performance of the Services and the receipt of the Consulting Benefits hereunder comply with such laws and regulations. Dr. Gould acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of the Consulting Benefits.

9. Non-Assignability of Contract. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any entity with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at such address or addresses as either party shall designate to the other.

11. Complete Agreement. Dr. Gould acknowledges that this Agreement, together with the Release of Claims and the Options, contains the entire understanding between the parties and supersedes, replaces and takes precedence over any prior understanding or oral or written agreement between the parties respecting the subject matter of this Agreement, the Release of Claims or the Options. Dr. Gould further acknowledges that he is not eligible to receive any payments or benefits under the terms of his offer letter dated April 13, 2013 or the Company’s Executive Severance and Change in Control Plan. There are no representations, agreements, arrangements, nor understandings, oral or written, between the parties relating to the subject matter of this Agreement that are not fully expressed herein and in the Release of Claims.

12. Severability. In the event any provision of this Agreement shall be held invalid, the same shall not invalidate or otherwise affect in any respect any other term or terms of this Agreement, which term or terms shall remain in full force and effect.

13. Non-Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

14. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Dr. Gould.

15. Counterparts. This Agreement may be executed in two (2) signed counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

16. Interpretation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

EPIZYME, INC.

By:	/s/ David Mott

Title:	Director

ROBERT J. GOULD

/s/ Robert J. Gould

EXHIBIT A

RELEASE OF CLAIMS

1. Release of Claims. In exchange for the Consultation Benefits described in Section 3 of the Consulting Agreement, which Dr. Gould acknowledges he would not otherwise be entitled to receive, Dr. Gould hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of its and their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature, whether known or unknown, that Dr. Gould ever had or now has against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to Dr. Gould’s employment with and/or service as an officer and/or director of the Company or any affiliate, or to Dr. Gould’s separation from employment with the Company or any affiliate, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all state and federal whistleblower claims to the maximum extent permitted by law; all claims to any non-vested ownership interest in the Company, contractual or otherwise; and any claim or damage arising out of Dr. Gould’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents Dr. Gould from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Dr. Gould acknowledges that he may not recover any monetary benefits in connection with any such claim, charge or proceeding and further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such claim, charge or proceeding).

2. Nondisparagement. Dr. Gould understands and agrees that, to the extent permitted by law, he shall not make any false, disparaging, derogatory or defamatory statements to any person or entity, including, without limitation, any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company, regarding the Company or any of its respective directors, officers, employees, agents or representatives or about the Company’s business affairs or financial condition; provided, however, that nothing herein shall be construed as preventing Dr. Gould from making truthful disclosures to any governmental entity or in any litigation or arbitration.

3. Acknowledgments. Dr. Gould acknowledges that he has been given at least twenty-one (21) days to consider this Release of Claims and that the Company advised him to consult with an attorney of his own choosing prior to signing. Dr. Gould understands that he may revoke this Release of Claims for a period of seven (7) days after he signs the Release of Claims by notifying David Mott in writing of such revocation, and this Release of Claims shall not be effective or enforceable until the expiration of the seven (7) day revocation period. Dr. Gould understands and agrees that by entering into this Release of Claims, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

4. Business Expenses and Final Compensation. Dr. Gould acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him. Dr. Gould further acknowledges that he has received payment in full for all services rendered in conjunction with his employment, including, without limitation, payment for all wages, bonuses, equity, commissions and accrued, unused vacation time, and that no other compensation or consideration is owed to him, including under the terms of the Company’s Executive Severance and Change in Control Plan, except as explicitly set forth herein and in the Consulting Agreement.

5. Nature of Agreement. The Parties understand and agree that this Release of Claims is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of either Party.

6. Amendment. This Release of Claims shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto. This Release of Claims is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.

7. Waiver of Rights. No delay or omission by either Party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a Party on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

8. Validity. Should any provision of this Release of Claims be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release of Claims.

9. Voluntary Assent. Dr. Gould affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Release of Claims, and that he fully understands the meaning and intent of this Release of Claims. Dr. Gould states and represents that he has had an opportunity to fully discuss and review the terms of this Release of Claims with an attorney. Dr. Gould further states and represents that he has carefully read this Release of Claims, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

10. Applicable Law. This Release of Claims shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflict of laws provisions. The Parties hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Release of Claims, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Release of Claims or the subject matter hereof.

11. Entire Agreement. This Release of Claims, along with the Consulting Agreement, contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Dr. Gould’s separation and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

12. Counterparts. This Release of Claims may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Release of Claims on the date(s) indicated below.

EPIZYME, INC.

David Mott	Date
Director

TO BE SIGNED ON, BUT NOT BEFORE, SEPTEMBER 10, 2015.

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Release of Claims and I have chosen to execute this on the date below. I intend that this Release of Claims will become a binding agreement between me and the Company if I do not revoke my acceptance in writing to David Mott within seven (7) days.

Robert J. Gould	Date

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